ADVENTRX PHARMACEUTICALS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS

SAN DIEGO – March 25, 2009 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today reported financial results for the fourth quarter and year ended December 31, 2008.

“2008 was a transition year for ADVENTRX in which we advanced a new business model focused on lower-risk reformulations of previously-approved drugs. We achieved important milestones with our new lead programs, but given the difficult economic environment, we were unable to attract financing on terms that would allow us to pursue their commercialization,” said Brian M. Culley, ADVENTRX’s Chief Business Officer. “As a result, over the past several months, we have implemented significant cost-containment measures and, in December, publicly announced that we were exploring strategic options as a means to continue the necessary activities, whether by us or a partner, to bring our lead product candidates to market.”

Three-Month Period Ended December 31, 2008 Operating Results

ADVENTRX’s net loss was $7.5 million, or $0.08 per share, for the three-month period ended December 31, 2008, compared to a net loss of $5.4 million, or $0.06 per share, for the same period in 2007. Included in the net loss for the three-month period ended December 31, 2008 were non-cash, share-based compensation expenses amounting to $0.2 million, compared to $0.5 million for the same period in 2007.

Research and development, or R&D, expenses increased by $1.0 million, or 25%, to $4.8 million for the three-month period ended December 31, 2008, from $3.9 million for the same period a year ago. The increase was primarily due to a $2.3 million increase in expenses related to external research-related manufacturing and regulatory and quality assurance activities related to ANX-530 and ANX-514, a $0.4 million increase in external clinical trial expenses related to ANX-514 and a $0.1 million increase in personnel costs, offset by a $1.6 million decrease in external clinical trial expenses related to ANX-510, or CoFactor®, and ANX-530 and a $0.2 million decrease in non-cash, stock-based compensation expenses. R&D expenses for the three-month period ended December 31, 2008 included non-cash, stock-based compensation expenses amounting to $0.1 million compared to $0.3 million for the same period a year ago.

Selling, general and administrative, or SG&A, expenses increased by $0.8 million, or 40%, to $2.6 million for the three-month period ended December 31, 2008, from $1.9 million for the same period a year ago. The increase was substantially due to a $0.6 million increase in severance expenses, a $0.2 million increase for consulting expenses related to market research and a $0.1 million increase in professional services, offset by a $0.1 million decrease in non-cash, stock-based compensation expenses. SG&A expenses for the three-month period ended December 31, 2008 included non-cash, stock-based compensation expenses amounting to $0.1 million, compared to $0.3 million for the same period a year ago.

Interest income amounted to $18,000 for the three-month period ended December 31, 2008, compared to $438,000 for the same period a year ago. The decrease in interest income was primarily attributable to lower invested balances and interest rates.

Year 2008 Operating Results

ADVENTRX’s net loss was $26.6 million, or $0.30 per share, for 2008, compared to a net loss of $22.1 million, or $0.25 per share, for 2007. Included in the loss for 2008 were non-cash, share-based compensation expenses amounting to $1.6 million compared to $2.5 million for the same period in 2007.

R&D expenses increased by $2.0 million, or 12%, to $17.9 million for 2008, from $15.9 million for 2007. The increase was primarily due to a $6.2 million increase in expenses related to external research-related manufacturing and regulatory and quality assurance activities related to ANX-530 and ANX-514, a $1.3 million increase in external clinical trial expenses related to ANX-514 and a $0.2 million increase in personnel costs, offset by a $5.4 million decrease in external clinical trial expenses related to CoFactor and ANX-530 and a $0.3 million decrease in non-cash, stock-based compensation expenses. R&D expenses for 2008 included non-cash, stock-based compensation expenses amounting to $0.7 million, compared to $1.0 million for 2007.

SG&A expenses increased by $1.0 million, or 12%, to $9.7 million for 2008, from $8.7 million for 2007. The increase was substantially due to a $0.7 million increase in severance expenses, a $0.4 million increase for consulting expenses related to market research, a $0.3 million increase in personnel expenses and $0.1 million increase in professional services, offset by a $0.5 million decrease in non-cash, stock-based compensation expenses. SG&A expenses for 2008 included non-cash, stock-based compensation expenses amounting to $0.9 million, compared to $1.4 million for 2007.

Revenue of $500,000 in 2008 represents a portion of a settlement payment from Theragenex, LLC. In May 2008, we settled a dispute with Theragenex arising out of its alleged breach of a license agreement and, in accordance with such settlement, Theragenex paid us $0.6 million. We recognized $0.5 million as revenue, and the remainder, $0.1 million, as other income.

Interest income and other income amounted to $0.7 million for 2008, compared to $2.2 million in 2007. The decrease in interest income and other income was primarily attributable to lower interest income based on lower invested balances, offset by $0.1 million received as part of the Theragenex settlement, which was recorded as other income.

Balance Sheet Highlights

As of December 31, 2008, the Company had cash and cash equivalents totaling $9.8 million. Stockholders’ equity amounted to $6.0 million as of December 31, 2008.

Non-Reliance on Previously Issued Financial Statements

On March 20, 2009, the Company’s management concluded that ADVENTRX’s consolidated financial statements contained in its annual report on Form 10-K for the year ended December 31, 2007 and its quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2007 and March 31, June 30 and September 30, 2008 should no longer be relied upon. ADVENTRX intends to correct the misstatements in those financial statements in its annual report on Form 10 K for the year ended December 31, 2008, which it anticipates filing before March 31, 2009.

The misstatements occurred as a result of the erroneous application of generally accepted accounting principles related to accounting for warrant liability. In connection with ADVENTRX’s adoption on January 1, 2007 of Financial Accounting Standards Board Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”), it erroneously retrospectively applied FSP EITF 00-19-2 to the years ended December 31, 2005 and December 31, 2006. However, the effect of this misapplication of FSP EITF 00-19-2 related entirely to non-cash line items. It had no impact on ADVENTRX’s current assets (e.g., cash, cash equivalents and short-term investments) or its operating expenses and did not affect any loan covenants or other contractual requirements.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a biopharmaceutical company whose product candidates are designed to improve the safety and commercial potential of existing cancer treatments. In December 2008, the Company announced that it is exploring a range of strategic options, including the sale or disposition of one or more of its product candidate programs, a strategic business merger and other transactions that maximize the value of the Company’s assets. In January and March 2009, the Company announced headcount reductions and cost containment measures to provide additional time to consummate a strategic transaction. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to consummate a strategic or partnering transaction or raise sufficient capital to continue as a going concern; the risk that the Company’s recent cost-cutting measures, including those announced on March 20, 2009, will negatively impact the Company’s ability to consummate a strategic transaction; the risk that the Company will be unable to consummate a strategic or partnering transaction or raise sufficient capital and will be unable to continue as a going concern; the risk that the departure of the Company’s former Chief Executive Officer and President, the Company’s Executive Vice President and Chief Financial Officer and/or the Company’s leadership by a committee of executive officers will negatively impact the Company’s ability to consummate a strategic transaction or to maintain effective disclosure controls and procedures or internal control over financial reporting; the risk that the Company’s stockholders will not approve a strategic or capital-raising transaction recommended by the Company’s Board of Directors; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.

[Tables to Follow]

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Summary Consolidated Financial Information
(In 000s except for per share data)
Consolidated Statement of Operations Data:
	Three months ended		Twelve months ended
	December 31,		December 31,

	2008	2007	2008	2007

	(unaudited)	(unaudited)
Revenues	$—	$—	$500	$500
Operating expenses:
Research and development	4,849	3,887	17,922	15,934
In-process research and development	—	—	—	—
Selling, general and administrative	2,644	1,884	9,720	8,679
Depreciation and amortization	37	48	168	198

Total operating expenses	7,530	5,819	27,810	24,811

Loss from operations	(7,530)	(5,819)	(27,310)	(24,311)
Interest / Other income	18	438	663	2,169

Loss before income taxes	(7,512)	(5,381)	(26,647)	(22,142)
Provision for income taxes	—	—	—	—

Net loss	$(7,512)	$(5,381)	$(26,647)	$(22,142)

Net loss per share – basic and diluted	$(0.08)	$(0.06)	$(0.30)	$(0.25)

Weighted average shares – basic and diluted	90,253	90,253	90,253	89,913
Balance Sheet Data:
	2008	2007

Total cash and investments in securities	$9,850	$33,463
Net working capital	5,736	30,658
Total assets	10,709	34,542
Total liabilities	4,714	3,507
Stockholders’ equity	5,995	31,035